UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2006
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into an underwriting agreement (the “Underwriting Agreement”), dated as of January 31, 2006, with Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Piper Jaffray & Co., SG Cowen & Co., LLC and Rodman & Renshaw, LLC (the “Underwriters”) relating to the issuance and sale of 5,115,961 shares (the “Shares”) of the common stock, $.01 par value per share (“Common Stock”), of Alnylam. Alnylam has granted to the Underwriters an option, exercisable for a period of 30 days, to purchase up to an additional 767,394 shares of Common Stock to cover over-allotments, if any. The price to public is $13.00 per share, and the proceeds to Alnylam, net of underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $62.3 million.
     The Shares were registered pursuant to a Registration Statement on Form S-3 (File No. 333-129905) filed on November 23, 2005 with the Securities and Exchange Commission (the “Commission”), as amended by Amendment No. 1 thereto filed on December 16, 2005 and a related Registration Statement on Form S-3 (File No. 333-131233) filed on January 23, 2006 with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.
     A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1. A copy of the press release announcing the pricing of the offering is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: February 1, 2006	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 31, 2006, by and among Alnylam Pharmaceuticals, Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Piper Jaffray & Co., SG Cowen & Co., LLC and Rodman & Renshaw, LLC.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

99.1	Press Release dated January 31, 2006.